New York Life Investments ETF Trust 485BPOS

Exhibit (e)(1)(a)

CONFIDENTIAL

AMENDMENT 13

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of August 28, 2024 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	New York Life Investments ETF Trust (formerly IndexIQ ETF Trust)

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		New York Life Investments ETF Trust

By:	/s/ Stephen J. Kyllo	By:	/s/ Jack R. Benintende

Name:	Stephen J. Kyllo	Name:	Jack R. Benintende

Title:	Senior Vice President & Director	Title:	Vice President

Distribution Agreement Amendment 13

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	All references to “IndexIQ ETF Trust” shall be replaced with “New York Life Investments ETF Trust”

2.	All references to the “Trust” shall refer to “New York Life Investments ETF Trust”

3.	APPENDIX A to Exhibit 1 of the Agreement is hereby deleted in its entirety and replaced with the following new APPENDIX A:

APPENDIX A

List of Funds

NYLI 500 International ETF

NYLI Candriam International Equity ETF

NYLI Candriam U.S. Large Cap Equity ETF

NYLI Candriam U.S. Mid Cap Equity ETF

NYLI CBRE NextGen Real Estate ETF

NYLI Clean Oceans ETF

NYLI Cleaner Transport ETF

NYLI Engender Equality ETF

NYLI FTSE International Equity Currency Neutral ETF

NYLI Global Equity R&D Leaders ETF

NYLI Healthy Hearts ETF

NYLI Hedge Multi-Strategy Tracker ETF

NYLI Merger Arbitrage ETF

NYLI U.S. Large Cap R&D Leaders ETF

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.